EXHIBIT 23.3
DARNALL, SIKES, GARDES & FREDERICK LETTERHEAD
February 13, 2006
The Board of Directors
Complete Production Services, Inc.
Consent of Independent Public Accounting Firm
We consent to the use of our report dated November 10, 2003, with respect to the combined balance sheet of I.E. Miller Companies as of September 30, 2003 and the related combined statement of operations, changes in stockholders’ and members’ equity and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ Darnall, Sikes, Gardes & Frederick
A Corporation of Certified Public Accountants
E. Larry Sikes